Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

CHYRON CORPORATION REPORTS SECOND QUARTER 2007 RESULTS

MELVILLE, N.Y. (August 8, 2007) . Chyron Corporation (OTCBB: CYRO), a leading developer of hardware and software products serving the broadcast graphics and digital information display industries, announced today results for its second quarter ended June 30, 2007.

The Company said that the second quarter of 2007 was its fifth consecutive profitable quarter, and reported net income of $0.6 million or $0.01 per share on revenues of $7.8 million. For the first half of 2007 the Company reported net income of $0.7 million or $0.01 per share on revenues of $14.3 million.

Michael Wellesley-Wesley, Chyron President and CEO commented, "We are pleased to report that we have delivered our fifth consecutive profitable quarter. Our second quarter results are satisfactory and were in line with our plan for the quarter."

He added, "We are currently experiencing strengthening demand for our broadcast graphics and channel branding products; we expect this demand to drive sales growth in the second half of 2007."

Mr. Wellesley-Wesley also noted that the Company's digital displays business continues to gain momentum. "Our ChyTV revenues were $0.5 million in the first half of 2007, an increase of 21 percent over the comparable period in 2006. With the release to production of the ChyTV HD100 and rollout of ChyTV.net as a service at the end of June, I expect ChyTV revenue growth rate to accelerate in the second half."

While second quarter revenues of $7.8 million were $0.8 million or 10 percent lower than the $8.6 million reported for the comparable prior year's quarter, first half 2007 revenues of $14.3 million were $0.9 million or 6 percent higher than the $13.4 million reported for the first half of 2006. Second quarter 2006 revenues were higher due to slippage of customer orders from first quarter 2006 to second quarter 2006. Enhanced product offerings, which now include mid-range high definition and channel branding products, contributed to the increased revenues for the first half of 2007.

International revenues for the second quarter increased to $1.8 million, representing a 72 percent increase over the same quarter of 2006, and for the first half of 2007 increased to $3.1 million, a 46 percent increase over the first half of 2006, reflecting greater market penetration in Europe and Asia.

Gross margins for the second quarter were 69 percent as compared to 67 percent in last year's comparable quarter, and for the first six months were 68 percent compared to 67 percent for the same period in 2006.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "In 2007 Chyron is experiencing a more typical annual revenue and profits pattern, specifically a pattern that should result in consistent, sequential quarterly growth in revenues and profits throughout the second half of the year. Any comparison with 2006's exceptionally strong second quarter was always going to prove challenging because last year's second quarter was such an anomaly."

Total operating expenses of $4.7 million for the second quarter were $0.6 million higher than the $4.1 million incurred in the second quarter of 2006. Selling, general and administrative expenses of $3.4 million were $0.3 million higher than the $3.1 million in last year's second quarter, primarily due to an increase of $0.1 million higher operating costs of the Company's international operations, $0.2 million from additional staff to enhance product and customer support and $0.3 million from higher employee benefits costs and costs related to new ventures and the Company's application for listing on the American Stock Exchange. These costs were partially offset by a $0.3 million gain on the satisfaction of a previously written off note receivable from an operation that had been sold in 1998. Research and development expenses of $1.3 million were $0.3 million or 30 percent higher than the $1.0 million in last year's second quarter, reflecting the Company's continued investment, in the form of personnel and related costs, in development of new or enhanced products for high definition broadcast graphics, including channel branding, and digital displays and mobile content products.

Operating profit of $0.6 million in the second quarter is after a $0.5 million operating loss attributable to the Company's digital displays business. For the first half of the year, operating profit of $0.6 million is after a $1.1 million operating loss incurred by the digital displays business.

At June 30, 2007 the Company had cash on hand of $1.6 million and working capital of $5.9 million. For the six months ended June 30, cash of $0.4 million was used by operating activities and cash of $0.3 million was used by investing activities. The Company met its cumulative EBITDA financial covenant with its bank by a wide margin.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Thursday, August 9, 2007, at 12:00 PM eastern time, to review the second quarter and half year results. Participants using the telephone should dial (866) 383-8009 (U.S. and Canada) or (617) 597-5342 (International) and refer to passcode 35867302. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 23996198. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through August 16th.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the entry-level MicroX to the HD/SD-switchable HyperX with Lyric PRO, Chyron's exceptional product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, channel branding and telestration systems, MOS newsroom integration solutions and the award-winning WAPSTR mobile phone newsgathering application. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron holds a patent on technology that enables the integration of live television graphics data with a broad range of interactive media platforms and consumer electronics devices. Chyron has a unique, 40-year history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company web sites at www.chyron.com and www.chytv.com.

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$ 7,755	$ 8,581	$14,284	$13,424
Gross profit	5,348	5,784	9,756	8,951
Operating expenses:
Selling, general and administrative	3,457	3,162	6,719	5,929
Research and development	1,274	943	2,404	1,846
Total operating expenses	4,731	4,105	9,123	7,775
Operating income	617	1,679	633	1,176
Interest and other income (expense), net	39	0	67	(8)
Income before taxes	656	1,679	700	1,168
Income taxes	25	0	25	0
Net income	631	1,679	675	1,168

Net income per common share -
basic and diluted:	$0.01	$0.04	$0.01	$0.03

Weighted average number of common and
common equivalent shares outstanding:
Basic	45,662	41,401	45,656	41,390
Diluted	47,618	44,136	47,817	43,153

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$ 1,648	$ 2,362
Accounts receivable, net	6,324	4,130
Inventories, net	2,855	2,958
Other current assets	796	604
Total current assets	11,623	10,054
Non-current assets	2,536	2,449
Total assets	$14,159	$12,503

Liabilities and shareholders' equity:
Current liabilities	$ 5,735	$ 5,005
Non-current liabilities	2,104	2,029
Total liabilities	7,839	7,034

Shareholders' equity	6,320	5,469
Total liabilities and shareholders' equity	$14,159	$12,503